Exhibit 99.1

RepliGen	Repligen Corporation
41 Seyon Street
Building #1, Suite 100
Waltham, Massachusetts 02453
	Telephone:	781-250-0111
FOR IMMEDIATE RELEASE	Telefax:	781-250-0115

CONTACT:

Walter C. Herlihy, Ph.D.	Laura Whitehouse
President and Chief Executive Officer	Vice President, Market Development
(781) 250-0111, ext. 2000	(781) 250-0111, ext. 2306

Repligen Reports Third Quarter 2005 Financial Results

Conference Call on Friday February 4th at 8:30 a.m. EST

WALTHAM, MA – February 4, 2005 – Repligen Corporation (NASDAQ: RGEN) today reported results for the third quarter of fiscal year 2005 ended December 31, 2004. Total revenue for the quarter was $2,260,000 compared to total revenue of $1,321,000 for the third quarter of fiscal year 2004, an increase of $939,000 or 71%. Gross profit for the third quarter of fiscal year 2005 was $1,231,000 (54%) compared to $539,000 (41%) for the third quarter of fiscal year 2004. During the quarter we received $750,000 in proceeds from a legal settlement which was recorded as other income.

Operating expenses for the third quarter of fiscal year 2005 were $2,281,000 compared to $2,766,000 for the third quarter of fiscal year 2004. The net loss for the third quarter of fiscal year 2005 was $193,000 or $.01 per share, compared to $2,127,000 or $.07 per share for the third quarter of fiscal year 2004. Cash and investments as of December 31, 2004 were $23,832,000.

For the nine-month period ended December 31, 2004 total revenue was $6,366,000 compared to $4,801,000 for the same period in fiscal 2004, an increase of $1,565,000 or 33%. Gross profit for the nine-month period was $3,501,000 (55%) compared to $2,423,000 (50%) for the same period in fiscal year 2004. Operating expenses for the nine-month period of fiscal year 2005 were $7,113,000 compared to $9,011,000 for the same period in fiscal year 2004. The net loss for the nine-month period of fiscal year 2005 ended December 31, 2004 was $2,557,000 or $.09 per share, compared to $6,295,000 or $.21 per share for the same period of fiscal year 2004.

“Our record product sales of $6.4 million for the year to date have allowed us to maintain a solid financial position with minimal cash burn,” stated Walter C. Herlihy, President and Chief Executive Officer of Repligen. “We expect strong demand for our Protein A products in 2005 which will enable us to continue to invest in our proprietary product candidates and seek licensing opportunities to bolster our product development pipeline.”

About Repligen Corporation

Repligen Corporation is a biopharmaceutical company committed to being the leader in the development of novel therapeutics for profound neuropsychiatric disorders and autoimmune disease with particular emphasis on applications for children. Repligen has a Specialty Pharmaceuticals business comprised of rProtein A™ and SecreFlo™, the profits from which will be used to partially support the development of our proprietary products. Repligen’s corporate headquarters are located at 41 Seyon Street, Building #1, Suite 100, Waltham, MA 02453. Additional information may be obtained from www.repligen.com.

SELECTED FINANCIAL DATA

Operating Statement Data:

	Three-months ended December 31,		Nine-months ended December 31,
	2004	2003	2004	2003
Revenue:
Product revenue	$2,260,000	$1,304,000	$6,366,000	$4,730,000
Research revenue	—	17,000	—	71,000

Total revenue	2,260,000	1,321,000	6,366,000	4,801,000
Cost of revenue	1,029,000	782,000	2,865,000	2,378,000

Gross profit	1,231,000	539,000	3,501,000	2,423,000
Operating expenses:
Research and development	1,039,000	1,850,000	3,703,000	5,181,000
Selling, general and administrative	1,242,000	916,000	3,410,000	3,830,000

Total operating expenses	2,281,000	2,766,000	7,113,000	9,011,000

Loss from operations	(1,050,000)	(2,227,000)	(3,612,000)	(6,588,000)
Investment income	107,000	100,000	305,000	293,000
Other Income	750,000	—	750,000	—

Net loss	$(193,000)	$(2,127,000)	$(2,557,000)	$(6,295,000)

Basic and diluted net loss per share	$(.01)	$(.07)	$(.09)	$(.21)

Basic and diluted weighted average shares outstanding	30,065,000	29,878,000	30,056,000	29,575,000

Balance Sheet Data:

	December 31, 2004	March 31, 2004
Cash and investments	$23,832,000	$24,863,000
Total assets	27,413,000	29,615,000
Stockholders’ equity	24,690,000	27,164,000

This press release contains forward-looking statements which are made pursuant to the safe harbor provisions of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. The forward-looking statements in this release do not constitute guarantees of future performance. Investors are cautioned that statements in this press release which are not strictly historical statements, including, without limitation, statements regarding current or future financial performance and position, management’s strategy, plans and objectives for future operations, plans and objectives for product development, plans and objectives for present and future clinical trials and results of such trials, plans and objectives for regulatory approval, litigation, intellectual property, product development, manufacturing plans and performance such as the anticipated growth in the monoclonal antibody market and our other target markets and projected growth in product sales, constitute forward-looking statements. Such forward-looking statements are subject to a number of risks and uncertainties that could cause actual results to differ materially from those anticipated, including, without limitation, risks associated with: the success of current and future collaborative relationships, the market acceptance of our products, our ability to compete with larger, better financed pharmaceutical and biotechnology companies, new approaches to the treatment of our targeted diseases, our expectation of incurring continued losses, our uncertainty of product revenues and profits, our ability to generate future revenues, our ability to raise additional capital to continue our drug development programs, the success of our clinical trials, our ability to develop and commercialize products, our ability to obtain required regulatory approvals, our compliance with all Food and Drug Administration regulations, our ability to obtain, maintain and protect intellectual property rights for our products, the risk of litigation regarding our intellectual property rights, our limited sales and manufacturing capabilities, our dependence on third-party manufacturers and value added resellers, our ability to hire and retain skilled personnel, our volatile stock price, and other risks detailed in Repligen’s filings with the Securities and Exchange Commission. Repligen assumes no obligation to update any forward-looking information contained in this press release or with respect to the announcements described herein.